SEC File Number: 0-31159

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [_] Form 10-K   [_] Form 20-F     [_] Form 11-K    [X]  Form 10-Q
              [_] Form N-SAR  [_] Form N-CSR

                  For Period Ended:       December 31, 2005
                                   ---------------------------------------
                  [   ] Transition Report on Form 10-K
                  [   ] Transition Report on Form 20-F
                  [   ] Transition Report on Form 11-K
                  [   ] Transition Report on Form 10-Q
                  [   ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                   -----------------------------


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________
________________________________________________________________________________


PART I -- REGISTRANT INFORMATION

TREND MINING COMPANY
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Full Name of Registrant


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Former Name if Applicable

5439 SOUTH PRINCE STREET
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Address of Principal Executive Office (Street and number)


LITTLETON, COLORADO 80120
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City, state and Zip code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
   [X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005 could not be filed within the prescribed time period because the Registrant has devoted substantial time and effort to recent business matters affecting the Registrant.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

             THOMAS A. LOUCKS              303                   798-7363
         -----------------------    ----------------       ---------------------
                  (Name)                (Area Code)          (Telephone Number)


(2)      Have all other periodic  reports required       YES          No
         under   Section   13  or   15(d)  of  the
         Securities   Exchange   Act  of  1934  or       [X]          [_]
         Section 30 of the Investment  Company Act
         of 1940 during the preceding 12 months or
         for   such   shorter   period   that  the
         registrant was required to file such report(s) been filed? If answer is no, identify report(s).


(3)      Is it  anticipated  that any  significant       YES          No
         change in results of operations  from the
         corresponding  period for the last fiscal       [_]          [X]
         year will be reflected by the earnings statements to be included in the subject report or portion thereof?


         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                              Trend Mining Company

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                     By:  /s/ Thomas A. Loucks
Date  February 13, 2006                   --------------------------------------
      ----------------------------        Thomas A. Loucks, President and Chief
                                          Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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